Exhibit 12

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
                           PRAEGITZER INDUSTRIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                       Three Months Ended
                                                       Year Ended June 30,                                September 30,
                                  ------------------------------------------------------------       ----------------------
                                      1994         1995         1996         1997         1998            1997         1998
                                  --------    ---------    ---------    ---------    ---------       ---------    ---------

                                                       (In Thousands)
Income (loss) before taxes        $ (2,139)   $   1,876    $  11,767    $  (6,631)   $   7,297       $   1,601    $     923

Add Fixed charges                    1,511        1,920        2,065        3,573        5,913           1,244        2,237

Less Capitalized Interest                -            -            -            -         (229)              -         (179)
                                  --------    ---------    ---------    ---------    ---------       ---------    ---------

Earnings (loss) for
computation purposes                  (628)       3,796       13,832       (3,058)      12,981           2,845        2,981

Fixed charges (interest on
debt, expensed or capitalized,
and one-third of rental
expense                              1,511        1,920        2,065        3,573        5,913           1,244        2,237
                                  --------    ---------    ---------    ---------    ---------       ---------    ---------

Ratio of earnings to
fixed charge                             -          2.0          6.7            -          2.2             2.3          1.3
                                  ========    =========    =========    =========    =========       =========    =========